EXHIBIT 99.1

Broadridge Declares Quarterly Dividend of $0.725 Per Share

NEW YORK, November 10, 2022 -- Broadridge Financial Solutions, Inc. (NYSE:BR) announced that its Board of Directors has declared a quarterly cash dividend of $0.725 per share. The dividend is payable on January 5, 2023 to stockholders of record at the close of business on December 15, 2022.

About Broadridge
Broadridge Financial Solutions (NYSE: BR), a global Fintech leader with over $5 billion in revenues, provides the critical infrastructure that powers investing, corporate governance and communications to enable better financial lives. We deliver technology-driven solutions to banks, broker-dealers, asset and wealth managers and public companies. Broadridge's infrastructure serves as a global communications hub enabling corporate governance by linking thousands of public companies and mutual funds to tens of millions of individual and institutional investors around the world. In addition, Broadridge's technology and operations platforms underpin the daily trading of on average more than U.S. $9 trillion of equities, fixed income and other securities globally. A certified Great Place to Work®, Broadridge is a part of the S&P 500® Index, employing over 14,000 associates in 21 countries. For more information about Broadridge, please visit www.broadridge.com.

Investors
W. Edings Thibault                    Sean Silva
Investor Relations                    Investor Relations
(516) 472-5129                    (332) 213-6371

Media
Gregg Rosenberg
Corporate Communications
(212) 918-6966